UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ALTERYX, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 8, 2020
To Our Stockholders:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Alteryx, Inc. The meeting will be held at 3333 Michelson Drive, Palm Conference Room, Irvine, California 92612 on Wednesday, May 20, 2020 at 8:00 a.m. Pacific Time. We are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials have issued in light of the evolving coronavirus (COVID-19) situation. As a result of COVID-19, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only Annual Meeting). We plan to announce any such updates through a press release and on our proxy website at www.proxyvote.com, and we encourage you to check this website prior to the Annual Meeting if you plan to attend. We intend to hold the 2021 Annual Meeting of Stockholders in person next year.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Annual Meeting materials include the notice, proxy statement, our annual report and proxy card, each of which is enclosed.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet, telephone or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not affect your right to attend the Annual Meeting and to vote your shares in person.

Sincerely,

Dean A. Stoecker
Chairman of the Board of Directors and Chief Executive Officer
YOUR VOTE IS IMPORTANT
We currently intend to hold the Annual Meeting in person, and you are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the Internet or by telephone or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting in person at the Annual Meeting, or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON WEDNESDAY, MAY 20, 2020: THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

ALTERYX, INC.
3345 Michelson Drive, Suite 400
Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 20, 2020 at 8:00 a.m. Pacific Time

Place:
3333 Michelson Drive, Palm Conference Room, Irvine, California 92612

We currently intend to hold the Annual Meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials have issued in light of the evolving coronavirus (COVID-19) situation. As a result of COVID-19, we may impose additional procedures or limitations on meeting attendees (beyond those described herein) or may decide to hold the Annual Meeting in a different location or solely by means of remote communication (i.e., a virtual-only Annual Meeting). We plan to announce any such updates through a press release and on our proxy website at www.proxyvote.com, and we encourage you to check this website prior to the Annual Meeting if you plan to attend. We intend to hold the 2021 Annual Meeting of Stockholders in person next year.

Items of Business:	1.	Elect three Class III directors of Alteryx, Inc., each to serve a three-year term expiring at the 2023 annual meeting of stockholders and until such director’s successor is duly elected and qualified.

	2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020.

	3.	Approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in this proxy statement.

	4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date:	Only stockholders of record at the close of business on March 27, 2020 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Proxy Voting:
Each share of Class A common stock that you own represents one vote and each share of Class B common stock that you own represents ten votes. For questions regarding your stock ownership, you may contact us through our website at https://investor.alteryx.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937‑5449.

This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 8, 2020.
Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,

Christopher M. Lal
Chief Legal Officer and Corporate Secretary

Irvine, California
April 8, 2020

ALTERYX, INC.
PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

ALTERYX, INC.
3345 Michelson Drive, Suite 400
Irvine, California 92612

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

April 8, 2020
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of Alteryx, Inc. for use at our 2020 Annual Meeting of Stockholders, or Annual Meeting, to be held at 3333 Michelson Drive, Palm Conference Room, Irvine, California 92612 on Wednesday, May 20, 2020 at 8:00 a.m. (Pacific Time), and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting, or Proxy Statement, and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 8, 2020. An annual report for the year ended December 31, 2019 is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials. In this Proxy Statement, we refer to Alteryx, Inc. as “Alteryx,” “we” or “us.” References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.
INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission, or SEC, rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly and helps in conserving natural resources.
GENERAL INFORMATION ABOUT THE MEETING
Purpose of the Annual Meeting
You are receiving this Proxy Statement because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.
Record Date; Quorum
Only holders of record of our Class A common stock and Class B common stock at the close of business on March 27, 2020, or the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 52,843,436 shares of Class A common stock and 12,934,705 shares of Class B common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters.
The holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the

Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of Class A common stock represents one vote and each share of Class B common stock represents ten votes. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the Internet or, if you request or receive paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to our board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL NOMINEES”, “WITHHOLD AUTHORITY FOR ALL NOMINEES” or vote “FOR ALL EXCEPT” one or more of the nominees you specify. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Approval, on a non-binding advisory basis, of the compensation of our named executive officers will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal. Abstentions (shares present at the Annual Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020 is considered a routine matter. The other proposals presented at the Annual Meeting are non-routine matters. Broker non‑votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Recommendations of Our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
Our board of directors recommends that you vote “FOR ALL NOMINEES” in the election of the Class III directors named in this Proxy Statement, or Proposal No. 1, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020, or Proposal No. 2, and “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement, or Proposal No. 3. None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than Proposal No. 3 and elections to office with respect to the directors so nominated.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

•	vote in person—stockholders who attend the Annual Meeting may vote in person;

•	vote by telephone or through the Internet—in order to do so, please follow the instructions shown on your proxy card; or

•
vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on May 19, 2020. Submitting your proxy, whether by telephone, through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone, through the Internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
In light of the evolving COVID-19 situation, we strongly recommend that you vote your shares in advance of the meeting as instructed above, even if you plan to attend the Annual Meeting.
Expenses of Soliciting Proxies
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the “Investors” section of our website, which is located at https://investor.alteryx.com, by clicking “Governance Documents” in the “Governance” section of our website. Our nominating and corporate governance committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our board of directors as warranted.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors with respect thereto as appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, our board of directors shall designate a “lead independent director” by a majority vote of the independent directors. In cases in which the chairperson and chief executive officer are the same person, the chairperson schedules and sets the agenda for meetings of our board of directors in consultation with the lead independent director, and the chairperson, or if the chairperson is not present, the lead independent director, chairs such meetings. The responsibilities of the lead independent director include: presiding over executive sessions of independent directors, serving as a liaison between the chairperson and the independent directors, consulting with the chairperson regarding the information sent to our board of directors in connection with its meetings, having the authority to call meetings of our board of directors and meetings of the independent directors, being available under appropriate circumstances for consultation and direct communication with stockholders and performing such other functions and responsibilities as requested by our board of directors from time to time.
Currently, our board of directors believes that it should maintain flexibility to select the chairperson of our board of directors and adjust our board leadership structure from time to time. Mr. Stoecker, our Chief Executive Officer is also the Chairman of our board of directors. Our board of directors determined that having our Chief Executive Officer also serve as the Chairman of our board of directors provides us with optimally effective leadership and is in our best interests and those of our stockholders. Mr. Stoecker founded and has led our company since its inception. Our board of directors believes that Mr. Stoecker’s strategic vision for our business, his in-depth knowledge of our platform and operations and the software technology industry and his experience serving as the Chairman of our board of directors and Chief Executive Officer since our inception make him well qualified to serve as both Chairman of our board of directors and Chief Executive Officer.
Because Mr. Stoecker serves in both these roles, our board of directors appointed Charles R. Cory to serve as our lead independent director. As lead independent director, Mr. Cory presides over periodic meetings of our independent directors, serves as a liaison between the chairperson of our board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.
Our Board of Directors’ Role in Risk Oversight
Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes. Our management reporting processes are designed to provide our board of directors and our personnel responsible for risk assessment with visibility into the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity and tax), legal, regulatory, cybersecurity, privacy, compliance and reputational risks. Our board of directors reviews strategic and operational risk in the context of discussions, question and answer sessions and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting and evaluates the risks inherent in significant transactions. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management.
Each committee of our board of directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. Our audit committee reviews our major financial risk exposures, our internal control over financial reporting, our disclosure controls and procedures, legal and regulatory compliance and, among other things, discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management. With respect to matters relating to cybersecurity and data privacy and security, our board of directors has determined to oversee such matters directly. Our compensation committee evaluates our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices, the independence of our board of directors and reviews and discusses the narrative disclosure regarding our board of directors’ leadership structure and role in risk oversight. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Independence of Directors
The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.
In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors conducts an annual review of the independence of our directors. In its most recent review, our board of directors determined that Kimberly E. Alexy, Mark Anderson, John Bellizzi, Charles R. Cory, Jeffrey L. Horing, Timothy I. Maudlin and Eileen M. Schloss, representing seven of our eight directors, are “independent directors” as defined under the applicable rules, regulations and listing standards of the New York Stock Exchange and the applicable rules and regulations promulgated by the SEC. Our board of directors has also determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and satisfy the relevant SEC and New York Stock Exchange independence requirements for such committees.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below.
Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available, without charge, upon request in writing to Alteryx, Inc., 3345 Michelson Drive, Suite 400, Irvine, California 92612, Attn: Corporate Secretary, or in the “Investors” section of our website, which is located at https://investor.alteryx.com, by clicking on “Governance Documents” in the “Governance” section of our website. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee
Our audit committee is composed of Mr. Maudlin, who is the chairperson of our audit committee, Ms. Alexy and Mr. Cory. Each member of our audit committee is independent under the current New York Stock Exchange and SEC rules and regulations. Each member of our audit committee is financially literate as required by the current New York Stock Exchange listing standards. Our board of directors has also determined that simultaneous service by Ms. Alexy on the audit committees of three other public companies does not impair her ability to serve on our audit committee. In addition, our board of directors has determined that Mr. Maudlin, Ms. Alexy and Mr. Cory are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended, or Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	reviewing the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing certain related-party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee is composed of Mr. Cory, who is the chairperson of our compensation committee, Mr. Anderson and Ms. Schloss. The composition of our compensation committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:

•	reviewing and approving the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;

•	reviewing our overall compensation goals and objectives; and

•	assessing the risks of our compensation program.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is composed of Ms. Alexy, who is the chairperson of the nominating and corporate governance committee, Mr. Bellizzi and Ms. Schloss. The composition of our nominating and corporate governance committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending changes to our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors, executive officers and employees (with waivers for directors or executive officers to be approved by our board of directors);

•	evaluating, and overseeing the process of evaluating, the performance of our board of directors and committees; and

•	assisting our board of directors on corporate governance matters.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during the year ended December 31, 2019 included Mr. Anderson, Mr. Cory, and Ms. Schloss. No member of our compensation committee in 2019 was at any time during 2019 or at any other time an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, or Regulation S-K. During 2019, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During 2019, our board of directors met nine times and acted by unanimous written consent five times, the audit committee met eleven times and acted by unanimous written consent one time, the compensation committee met four times and acted by unanimous written consent nine times and the nominating and corporate governance committee met five times. During 2019, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All members of our board of directors attended the 2019 annual meeting of stockholders.
Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our lead independent director, currently Mr. Cory, is the presiding director at these meetings.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our chairperson or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The address for these communications is:
Alteryx, Inc.
c/o Corporate Secretary
3345 Michelson Drive, Suite 400
Irvine, California 92612

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of the members of our board of directors, officers and employees. Our Code of Business Conduct and Ethics is posted on the “Investors” section of our website, which is located at https://investor.alteryx.com under “Governance Documents” in the “Governance” section of our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the address and location specified above.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our restated certificate of incorporation and restated bylaws, our Corporate Governance Guidelines and the criteria approved by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Additional Information—Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and the New York Stock Exchange listing requirements and the provisions of our restated certificate of incorporation, restated bylaws, Corporate Governance Guidelines and charters of the committees of our board of directors. In addition, neither our board of directors nor our nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently consists of eight directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at the Annual Meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2021 and 2022, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the three Class III nominees named below, each of whom is currently serving as a director in Class III, be elected as a Class III director for a three-year term expiring at the 2023 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes for the election of directors.
Nominees to Our Board of Directors
The nominees and their ages, occupations and length of service on our board of directors as of April 8, 2020, are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name of Director/Nominee	Age	Position	Director Since
Charles R. Cory (1)(2)*	65	Director	March 2016
Jeffrey L. Horing	56	Director	September 2014
Dean A. Stoecker	63	Chairman of the Board of Directors and Chief Executive Officer	March 1997

*	Lead Independent Director
(1)	Member of the audit committee
(2)	Chairperson of the compensation committee
Charles R. Cory has served as a member of our board of directors since March 2016. Previously, Mr. Cory worked for Morgan Stanley from September 1982 to December 2015 in various roles including most recently as its Chairman, Technology Investment Banking. Mr. Cory holds a B.A. in government and a J.D. and M.B.A. from the University of Virginia. We believe that Mr. Cory is qualified to serve on our board of directors because of his extensive experience analyzing technology companies and his significant financial services experience.
Jeffrey L. Horing has served as a member of our board of directors since September 2014. Mr. Horing is a Managing Director at Insight Partners, a private equity investment firm, which he co-founded in 1995. Previously, Mr. Horing held various positions at Warburg Pincus LLC and at Goldman Sachs & Co. LLC. Mr. Horing served on the board of directors of Wix.com Ltd. from March 2011 to June 2014. Mr. Horing is currently a member of the board of directors of several private companies. Mr. Horing holds a B.S. and B.A. from the University of Pennsylvania’s Moore School of Engineering and the Wharton School, respectively. He also holds an M.B.A. from the M.I.T. Sloan School of Management. We believe that Mr. Horing is qualified to serve on our board of directors because of his corporate finance and business expertise gained from his experience in the venture capital industry, including his time spent serving on boards of directors of various technology companies.
Dean A. Stoecker co-founded our company and has served as our Chairman of our board of directors and Chief Executive Officer since our inception in March 1997. Prior to joining us, Mr. Stoecker served as Director of Enterprise Solutions for Integration Technologies, Inc., a systems integrator, and as Vice President of Sales at Strategic Mapping Inc., a provider of geospatial mapping information technologies. He also held various sales and strategic roles at Donnelley Marketing Information Services, a division of Dun & Bradstreet, Inc., a business services company. Mr. Stoecker holds a B.S. in international business from the University of Colorado Boulder and an M.B.A. from Pepperdine University. We believe that Mr. Stoecker is qualified to serve on our board of directors because of the industry perspective and experience that he brings as our co-founder, Chairman of our board of directors and Chief Executive Officer and the thorough knowledge of our company that he brings to our board of directors’ strategic imperatives, tactical execution to support the imperatives and overall policy-making discussions.
Continuing Directors
The directors who are serving for terms that end after the Annual Meeting and their ages, occupations and length of service on our board of directors as of April 8, 2020 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.

Name of Director	Age	Position	Director Since
Class I Directors:
Timothy I. Maudlin (1)	69	Director	December 2015
Eileen M. Schloss (2)(3)	66	Director	May 2017
Class II Directors:
Kimberly E. Alexy (1)(3)	49	Director	February 2017
Mark Anderson (2)	57	Director	October 2018
John Bellizzi (3)	61	Director	March 2011

(1)	Member of the audit committee
(2)	Member of compensation committee
(3)	Member of the nominating and corporate governance committee
Kimberly E. Alexy has served as a member of our board of directors since February 2017. Ms. Alexy currently serves as the Principal of Alexy Capital Management, a private investment management firm that she founded in 2005. Previously, Ms. Alexy served as the Senior Vice President and Managing Director of Equity Research for Prudential Securities, the financial services arm of Prudential Financial, Inc., an insurance and investment management company from 1998 to 2003. Prior to that, Ms. Alexy served as Vice President of Equity Research at Lehman Brothers, a financial services firm, from 1995 to 1998. Ms. Alexy has served on the board of directors of Five9, Inc. since October 2013, FireEye, Inc. since January 2015 and Western Digital Corporation since November 2018. Ms. Alexy served on the board of directors for CalAmp Corp. from February 2008 to July 2019 and Microsemi Corporation from September 2016 to May 2018. Ms. Alexy is a chartered financial analyst and holds a B.A. from Emory University and an M.B.A. from the College of William and Mary. We believe that Ms. Alexy is qualified to serve on our board of directors because of her extensive experience on public company boards and experience in the financial services industry as an investment professional.
Mark Anderson has served as a member of our board of directors since October 2018. Mr. Anderson has served as a Senior Advisor of TPG Global, a global alternative asset firm, since June 2019, and served as an Advisor of Palo Alto Networks, Inc., a cybersecurity company, from November 2018 to March 2019, and the Chief Growth Officer of Anaplan, Inc., a cloud-based planning software company, from August 2019 to February 2020. Mr. Anderson served as President of Palo Alto Networks, Inc. from August 2016 to November 2018. Previously, Mr. Anderson served at Palo Alto Networks, Inc. as Executive Vice President, Worldwide Field Operations from May 2016 to August 2016, and as Senior Vice President, Worldwide Field Operations from June 2012 to May 2016. From October 2004 to May 2012, Mr. Anderson served in several roles, including as Executive Vice President of Worldwide Sales, for F5 Networks,

Inc., an IT infrastructure company. Mr. Anderson has served on the board of directors of Cloudflare, Inc. since August 2019. Mr. Anderson holds a B.A. in Business and Economics from York University in Toronto. We believe that Mr. Anderson is qualified to serve on our board of directors because of his extensive experience as a sales executive in the technology industry.
John Bellizzi has served as a member of our board of directors since March 2011. From April 2008 to March 2020, Mr. Bellizzi served as the Global Head of Corporate Development at Thomson Reuters Corporation, a provider of news and information for professional markets. Prior to that role, Mr. Bellizzi served as the Senior Vice President of Business Development and Operations at Thomson Corp. from June 2005 to April 2008. Mr. Bellizzi holds a B.A. in economics from Queens College and an M.B.A. in finance and international business from New York University. We believe that Mr. Bellizzi is qualified to serve on our board of directors because of his extensive corporate and business development experience.
Timothy I. Maudlin has served as a member of our board of directors since December 2015. Mr. Maudlin served as the Managing General Partner of Medical Innovation Partners, a venture capital firm, from 1989 to 2007. Mr. Maudlin also served as a Principal and the Chief Financial Officer of Venturi Group, LLC, an incubator and venture capital firm, from 1999 to October 2001. Mr. Maudlin has served as a member of the board of directors of Pluralsight, Inc. since its formation in December 2017 and as a member of the board of managers of Pluralsight Holdings, LLC since June 2016. Mr. Maudlin previously served as a member of the board of directors of ExactTarget, Inc. from May 2008 to July 2013, MediaMind Technologies, Inc. from August 2008 to June 2011, Sucampo Pharmaceuticals, Inc. from September 2006 to February 2013 and Web.com Group, Inc. from February 2002 to October 2018. Mr. Maudlin is also currently a member of the board of directors of several private companies. Mr. Maudlin is a certified public accountant (inactive) and holds a B.A. in economics from St. Olaf College and a M.M. in accounting, finance and management from the Kellogg School of Management at Northwestern University. We believe that Mr. Maudlin is qualified to serve on our board of directors because of his extensive financial and accounting experience gained from his experience in the venture capital industry and extensive experience serving on boards of directors of various private and public technology companies.
Eileen M. Schloss has served as a member of our board of directors since May 2017. Ms. Schloss has served as an Operations Advisor to Advent International Corporation, a private equity firm, since December 2019. Previously, Ms. Schloss was the Executive Vice President, Human Resources and Real Estate for Medidata Solutions, Inc., a software as a service company, from 2012 to March 2017. Ms. Schloss served as Executive Vice President, Human Resources for Rovi Corporation, a digital media entertainment software and services company, from 2007 to 2012. Prior to that, Ms. Schloss served as Vice President, Administration for Caspian Networks, Inc., a networking company, from 2002 to 2006. Ms. Schloss holds a B.S. from the University of San Francisco and an M.S. from Pepperdine University. We believe that Ms. Schloss is qualified to serve on our board of directors because of her extensive experience working for public companies in the software industry as a human resources professional.
There are no family relationships among our directors and executive officers.
Director Compensation
The following table provides information for the year ended December 31, 2019 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2019, other than Mr. Stoecker, the Chairman of our Board of Directors and Chief Executive Officer. Mr. Stoecker is not included in the table below, as he is an employee and receives no compensation for his service as a director. The compensation received by Mr. Stoecker as an employee is shown in the “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kimberly E. Alexy(2)	48,000	177,151	225,151
Mark Anderson(3)	36,000	177,151	213,151
John Bellizzi(4)	34,000	177,151	211,151
Charles R. Cory(5)	67,000	177,151	244,151
Jeffrey L. Horing(6)	30,000	177,151	207,151
Timothy I. Maudlin(7)	50,000	177,151	227,151
Eileen M. Schloss(8)	40,000	177,151	217,151

(1)
The amounts reported in this column represent the aggregate grant date value of restricted stock unit awards, or RSUs, made to directors in 2019 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. This amount does not reflect the actual economic value realized by the director, which will vary depending on the performance of our Class A common stock.

(2)	As of December 31, 2019, Ms. Alexy held 1,986 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.”
(3)
As of December 31, 2019, Mr. Anderson held 6,003 RSUs. 4,017 of the RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Initial Award” and 1,986 of the RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.”

(4)	As of December 31, 2019, Mr. Bellizzi held 1,986 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.”
(5)
As of December 31, 2019, Mr. Cory held 1,986 RSUs and options to purchase 107,656 shares of Class B common stock. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.” As of December 31, 2019, all of the stock options were vested.

(6)	As of December 31, 2019, Mr. Horing held 1,986 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.”
(7)
As of December 31, 2019, Mr. Maudlin held 1,986 RSUs and options to purchase 112,465 shares of Class B common stock. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.” As of December 31, 2019, all of the stock options were vested.

(8)	As of December 31, 2019, Ms. Schloss held 1,986 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.”
Non-Employee Director Compensation Arrangements
Our compensation arrangements for non-employee directors are reviewed periodically by our compensation committee and our board of directors. In addition, at the compensation committee’s direction, Radford, an Aon company and the compensation committee's independent compensation consultant, provides a competitive analysis of director compensation levels, practices, and design features as compared to the general market as well as our compensation peer group. In September 2018, following recommendation from the compensation committee, our board of directors approved an amended and restated non-employee director compensation policy. There were no changes made to the non‑employee director compensation policy in 2019.
Non-Employee Director Equity Compensation
Under our current compensation practices, our non-employee directors receive equity compensation for their service as directors, which we believe reinforces alignment with our stockholders and is consistent with our overall compensation philosophy. Each non-employee director is entitled to receive RSUs under our 2017 Equity Incentive Plan, or 2017 Plan, as described below.
Initial Award. Upon appointment to the board of directors, each new non-employee director appointed to the board of directors will be granted RSUs to be settled in shares of our Class A common stock with an aggregate value of $350,000, or the Initial Award.
The Initial Award will be granted effective on the date on or following the non-employee director’s appointment to the board of directors, or the Initial Award Grant Date.

The number of RSUs granted subject to the Initial Award will be calculated by dividing $350,000 by the average daily closing price of the Class A common stock for the ten business days ending on the day preceding the Initial Award Grant Date, rounding down to the nearest whole share.
One-third of the total RSUs subject to the Initial Award shall vest on the one-year anniversary of the Initial Award Grant Date, and, thereafter, one-third of the total RSUs subject to the Initial Award shall vest on each subsequent one-year anniversary, in each case, so long as the non-employee director continues to provide services to us through such date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred. The Initial Award shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the 2017 Plan).
To the extent that an individual is initially appointed as a non-employee director at an annual meeting of our stockholders, he or she will be granted both an Annual Award, as described below, and an Initial Award.
Pro Rata Award. Upon appointment to the board of directors (other than an appointment that occurs at an annual meeting of our stockholders, in which case, such director will receive an Initial Award as described above), each new non‑employee director appointed to the board of directors will be granted RSUs to be settled in shares of the Class A common stock with an aggregate value equal to $175,000 multiplied by the quotient of (a) 12 minus the number of complete months since the date of the prior annual stockholder meeting (with one complete month calculated on the same day of a subsequent month as the annual stockholder meeting) divided by (b) 12, such amount being referred to as the Pro Rata Grant Amount, and such grant being referred to as the Pro Rata Award.
The Pro Rata Award will be granted effective on the Initial Award Grant Date.
The number of RSUs granted subject to the Pro Rata Award will be calculated by dividing the Pro Rata Grant Amount by the average daily closing price of the Class A common stock for the ten business days ending on the day preceding the Initial Award Grant Date, rounding down to the nearest whole share.
The Pro Rata Award shall fully vest on the earlier of (a) the date of our next annual meeting and (b) the date that is one year following the Initial Award Grant Date, in each case, so long as the non-employee director continues to provide services to us through such date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred. The Pro Rata Award shall accelerate in full upon the consummation of a Corporate Transaction.
Annual Award. On the date of each annual meeting of our stockholders, each non-employee director who will serve on the board of directors following such annual meeting will automatically be granted RSUs to be settled in shares of the Class A common stock with an aggregate value of $175,000, or the Annual Award.
The Annual Award will automatically be granted effective on the date of the annual meeting of our stockholders, or the Annual Award Grant Date.
The number of RSUs granted subject to the Annual Award will be calculated by dividing $175,000 by the average daily closing price of the Class A common stock for the ten business days ending on the day preceding the Annual Award Grant Date, rounding down to the nearest whole share.
The Annual Award shall fully vest on the earlier of (a) the date of the next annual meeting of our stockholders and (b) the date that is one year following the Annual Award Grant Date, in each case, so long as the non-employee director continues to provide services to us through such date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred. The Annual Award shall accelerate in full upon the consummation of a Corporate Transaction.
Cutback. Notwithstanding the foregoing, in the event that the Initial Award, the Pro Rata Award and/or the Annual Award granted in a calendar year, in the aggregate, would exceed such number of shares with an aggregate grant date value of $500,000, such amount being the current cap on equity awards or compensation included in the 2017 Plan with respect to non-employee directors, then, first, the Annual Award, if applicable, shall be reduced by an amount necessary to comply with such cap, and second, the Pro Rata Award, if applicable, shall be reduced by an amount necessary to comply with such cap.

Non-Employee Director Cash Compensation
Each non-employee director is entitled to receive an annual cash retainer of $30,000 for service on our board of directors and additional annual cash compensation for committee membership as follows:

•	Audit committee chair: $20,000

•	Audit committee member: $10,000

•	Compensation committee chair: $12,000

•	Compensation committee member: $6,000

•	Nominating and corporate governance committee chair: $8,000

•	Nominating and corporate governance committee member: $4,000
Chairs of our committees receive the cash compensation designated above for chairs in lieu of the non-chair member cash compensation. In addition, our lead independent director is entitled to receive an additional annual cash retainer of $15,000.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF THE CLASS III DIRECTORS

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Our audit committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2020 and recommends that stockholders vote for ratification of such selection. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the audit committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.
Deloitte & Touche LLP audited our financial statements for the year ended December 31, 2019. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, Deloitte & Touche LLP will periodically rotate the individuals who are responsible for our audit.
During the years ended December 31, 2018 and 2019, fees for services provided by Deloitte & Touche LLP were as follows:

	Fiscal Year Ended December 31, 2018	Fiscal Year Ended December 31, 2019
Fees Billed to Alteryx
Audit fees (1)	$3,001,148	$2,116,357
Audit-related fees (2)	—	180,945
Tax fees (3)	—	50,174
Other fees (4)	—	1,895
Total fees	$3,001,148	$2,349,371

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)	“Audit-related fees” includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.

(4)	“Other fees” includes fees for services other than the services reported in audit fees, audit-related fees and tax fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2020, by:

•	each of our named executive officers;

•	each of our directors or director nominees;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws.
Applicable percentage ownership is based on 52,744,010 shares of Class A common stock and 12,965,993 shares of Class B common stock outstanding as of March 1, 2020. Shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 1, 2020 or RSUs that may vest and settle within 60 days of March 1, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Alteryx, Inc., 3345 Michelson Drive, Suite 400, Irvine, California 92612.

	Shares Beneficially Owned
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power (1)
Named Executive Officers and Directors:
Dean A. Stoecker (2)	174,308	*	8,077,846	61.54	43.96
Kevin Rubin (3)	23,690	*	49,701	*	*
Scott Davidson	–	–	–	–	–
Robert S. Jones (4)	4,557	*	8,333	*	*
Derek Knudsen (5)	3,741	*	–	–	*
Kimberly E. Alexy	4,559	*	–	–	*
Mark Anderson	4,268	*	–	–	*
John Bellizzi	17,309	*	–	–	*
Charles R. Cory (6)	9,279	*	107,656	*	*
Jeffrey L. Horing (7)	314,170	*	–	–	*
Timothy I. Maudlin (8)	–	–	87,465	*	*
Eileen M. Schloss	1,825	*	–	–	*
All executive officers and directors as a group (13 persons) (9)	574,322	1.09	8,351,571	63.64	44.99
Other 5% Stockholders:
Thomson Reuters U.S. LLC (10)	–	–	4,245,231	32.74	23.27
Olivia Duane Adams (11)	62,950	*	1,297,446	9.62	6.95
Capital World Investors (12)	5,998,755	11.37	–	–	3.29
The Vanguard Group (13)	4,410,771	8.36	–	–	2.42

Brown Capital Management, LLC (14)	3,676,739	6.97	–	–	2.02
Entities affiliated with Abdiel Capital (15)	3,564,014	6.76	–	–	1.95
BlackRock, Inc. (16)	3,127,450	5.93	–	–	1.71

*	Less than 1%

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of (i) 25,940 shares of Class A common stock held by Mr. Stoecker, (ii) 411,635 shares of Class B common stock held by Mr. Stoecker, (iii) 5,311,155 shares of Class B common stock held of record by The Dean A. Stoecker Trust dated December 16, 2013 (the “Trust”), (iv) 1,097,449 shares of Class B common stock held of record by 4610, LLC, (v) 1,097,449 shares of Class B common stock held of record by Lucy27, LLC, (vi) 10,599 shares of Class A common stock held by TRILY, LLC, (vii) 12,449 shares of Class A common stock held by TAILY, LLC, (viii) 125,320 shares of Class A common stock subject to options held by Mr. Stoecker that are exercisable within 60 days of March 1, 2020, and (ix) 160,158 shares of Class B common stock subject to options held by Mr. Stoecker that are exercisable within 60 days of March 1, 2020. Mr. Stoecker is the trustee of the Trust and, therefore, may be deemed to hold sole voting and dispositive power over the shares held by the Trust. Mr. Stoecker also has sole voting and dispositive authority with respect to shares owned by each LLC described above.

(3)
Consists of (i) 16,562 shares of Class A common stock held by Mr. Rubin, (ii) 7,128 shares of Class A common stock subject to options held by Mr. Rubin that are exercisable within 60 days of March 1, 2020, and (iii) 49,701 shares of Class B common stock subject to options held by Mr. Rubin that are exercisable within 60 days of March 1, 2020.

(4)
Consists of (i) 222 shares of Class A common stock held by Mr. Jones, (ii) 4,335 shares of Class A common stock subject to options held by Mr. Jones that are exercisable within 60 days of March 1, 2020, and (iii) 8,333 shares of Class B common stock subject to options held by Mr. Jones that are exercisable within 60 days of March 1, 2020.

(5)
Consists of (i) 22 shares of Class A common stock held by Mr. Knudsen and (ii) 3,719 shares of Class A common stock subject to options held by Mr. Knudsen that are exercisable within 60 days of March 1, 2020.

(6)
Consists of (i) 9,279 shares of Class A common stock held by Mr. Cory and (ii) 107,656 shares of Class B common stock subject to options held by Mr. Cory that are exercisable within 60 days of March 1, 2020.

(7)
Based solely on information contained in a Form 4 filed on March 3, 2020 with the SEC by Mr. Horing. Consists of (i) 6,081 shares of Class A common stock held by Mr. Horing, (ii) 13,139 shares of Class A common stock held by JPH DE Trust Holdings LLC, (iii) 45,928 shares of Class A common stock held by JPH Fund VIII LLC, and (iv) 249,022 shares of Class A common stock held by JPH Private Investments LLC. Mr. Horing, a director of the Company, controls each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Exchange Act, Mr. Horing may be deemed to be the beneficial owner of the securities owned by each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. The address for Mr. Horing is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, NY 10036.

(8)	Consists of 87,465 shares of Class B common stock subject to options held by Mr. Maudlin that are exercisable within 60 days of March 1, 2020.

(9)
Consists of (i) 421,532 shares of Class A common stock and 7,917,688 shares of Class B common stock, (ii) 152,790 shares of Class A common stock subject to options that are exercisable within 60 days of March 1, 2020, and (iii) 433,883 shares of Class B common stock subject to options that are exercisable within 60 days of March 1, 2020.

(10)
Consists of 4,245,231 shares of Class B common stock held of record by Thomson Reuters U.S. LLC. Thomson Reuters U.S. LLC is an indirect, wholly owned subsidiary of Thomson Reuters Corporation, an Ontario, Canada corporation listed on the New York Stock Exchange and Toronto Stock Exchange. Of the shares of Class B common stock beneficially owned, Thomson Reuters Corporation and Thomson Reuters U.S. LLC reported that each had shared voting and dispositive power with respect to 4,245,231 shares of Class B common stock. The address for Thomson Reuters U.S. LLC is One Station Place, Stamford, CT 06902.

(11)
Consists of (i) 44,123 shares of Class A common stock held by Ms. Duane Adams, (ii) 18,827 shares of Class A common stock subject to options held by Ms. Duane Adams that are exercisable within 60 days of March 1, 2020, (iii) 779,580 shares of Class B common stock held by Ms. Duane Adams, and (iv) 517,866 shares of Class B common stock subject to options held by Ms. Duane Adams that are exercisable within 60 days of March 1, 2020.

(12)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2020 by Capital World Investors. Of the shares of Class A common stock beneficially owned, Capital World Investors reported that it had sole voting power with respect to 5,946,427 shares and sole dispositive power with respect to 5,998,755 shares. Capital World Investors divisions of CRMC and Capital International Limited collectively provide investment management services under the name Capital World Investors. Capital World Investors is deemed to be the beneficial owner of 5,998,755 shares of Class A common stock. The address for these entities is c/o Capital World Investors, 333 South Hope Street, Los Angeles, CA 90071.

(13)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it had sole voting power with respect to 27,144 shares, shared voting power with respect to 8,901 shares, sole dispositive power with respect to 4,380,892 shares and shared dispositive power with respect to 29,879 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 20,978 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 15,067 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(14)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2020 by Brown Capital Management, LLC, or Brown Capital. Of the shares of Class A common stock beneficially owned, Brown Capital reported that it had sole voting power with respect to 2,397,197 shares and sole dispositive power with respect to 3,676,739 shares. The address for this entity is 1201 N. Calvert Street, Baltimore, MD 21202.

(15)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2020 by Abdiel Qualified Master Fund, LP, or AQMF, Abdiel Capital, LP, or AC, Abdiel Capital Management, LLC, or ACM, Abdiel Capital Advisors, LP, or ACA, and Colin T. Moran. Consists of (i) 3,459,760 shares of Class A common stock held of record by AQMF and (ii) 104,254 shares of Class A common stock held of record by AC. ACM and ACA serve as the general partner and the investment manager, respectively, of AQMF and AC. Colin T. Moran serves as managing member of ACM and Abdiel Capital Partners, LLC, which serves as the general partner of ACA. Of the shares of Class A common stock beneficially owned, AQMF reported that it had shared voting and dispositive power with respect to 3,459,760 shares, AC had shared voting and dispositive power with respect to 104,254 shares and ACM, ACA and Colin T. Moran each had shared voting and dispositive power with respect to 3,564,014 shares. The address for these entities is c/o Abdiel Capital, 410 Park Avenue, Suite 930, New York, NY 10022.

(16)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2020 by BlackRock, Inc. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it had sole voting power with respect to 2,956,955 shares and sole dispositive power with respect to 3,127,450 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

EXECUTIVE OFFICERS AND KEY EMPLOYEES
The names of our executive officers and key employees, their ages as of April 8, 2020 and their positions are shown below.

Name	Age	Position
Executive Officers:
Dean A. Stoecker	63	Chairman of the Board of Directors and Chief Executive Officer
Kevin Rubin	45	Chief Financial Officer
Scott Davidson	54	Chief Operating Officer
Robert S. Jones	56	President and Chief Revenue Officer
Derek Knudsen	47	Chief Technology Officer
Christopher M. Lal	47	Chief Legal Officer and Corporate Secretary
Key Employees:
Olivia Duane Adams	57	Chief Customer Officer
Our board of directors chooses executive officers, who then serve at the discretion of our board of directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.
For information regarding Mr. Stoecker, please refer to “Proposal No. 1—Election of Directors.”
Kevin Rubin has served as our Chief Financial Officer since April 2016. Prior to joining us, Mr. Rubin served as Chief Financial Officer of MSC Software Corporation, an enterprise simulation software company, from July 2011 to April 2016. Mr. Rubin has also served as Chief Financial Officer for Pictage, Inc., DataDirect Networks, Inc. and MRV Communications, Inc. Mr. Rubin holds a B.A. in business economics with an emphasis in accounting from the University of California, Santa Barbara.
Scott Davidson has served as our Chief Operating Officer since December 2019. Prior to joining us, Mr. Davidson previously served as Chief Financial Officer of Docker, Inc., from June 2019 to November 2019, and as Chief Operating Officer and Chief Financial Officer of Hortonworks, Inc., a data software company, from July 2017 to January 2019 and exclusively as Chief Financial Officer from April 2014 to July 2017. Prior to that, Mr. Davidson served as Chief Financial Officer of Quest Software Inc., a software company, from 2007 to 2012. Mr. Davidson holds a B.S. in finance from Florida Atlantic University and an M.B.A. from the University of Miami.
Robert S. Jones has served as our President since August 2018 and as our Chief Revenue Officer, in charge of our sales, marketing, business development and customer success functions, since February 2017. Prior to joining us, Mr. Jones was the Senior Vice President—Midmarket and Ecosystem Sales, North America at SAP, from April 2016 to January 2017. Mr. Jones served as the Senior Vice President, Americas at Tableau Software, from May 2013 to April 2016. Prior to that, he served in various roles at SAP from January 2010 to May 2013, including as Chief Operating Officer—Database & Technology Division and Group Vice President—Western United States. Mr. Jones holds a B.S. in marketing from California State University Chico and an M.B.A. from Pepperdine University.
Derek Knudsen has served as our Chief Technology Officer since August 2018. Prior to joining us, Mr. Knudsen was a Partner at Gencorp Technologies, Inc. (d/b/a Credera), a privately held consulting firm, from February 2016 to August 2018. Prior to that, Mr. Knudsen served as Vice President of Information Technology at The Irvine Company, LLC, a real estate company, from February 2015 to January 2016. Mr. Knudsen also held various positions at Avanade Inc. from September 2000 to February 2015, including Chief Technology Officer and Vice President, Corporate Strategy. Mr. Knudsen holds a B.A. from the University of Arizona in electrical engineering and an M.B.A. from the University of Southern California.

Christopher M. Lal has served as our Chief Legal Officer since April 2019 and prior to that he served as our Senior Vice President and General Counsel since August 2016. Mr. Lal has also served as our Corporate Secretary since August 2016. Prior to joining us, Mr. Lal served as Vice President, General Counsel and Corporate Secretary for Tilly’s Inc., a publicly traded retail and ecommerce company, from October 2012 to July 2016. Prior to Tilly’s, Mr. Lal served as Executive Vice President and General Counsel for Thompson National Properties, LLC, a real estate investment firm, from July 2009 to January 2012. Prior to that, he served as Senior Vice President, General Counsel and Corporate Secretary for Sunstone Hotel Investors, Inc., a publicly traded real estate investment trust, from April 2007 to May 2009, and General Counsel and Assistant Corporate Secretary for RemedyTemp, Inc., a publicly traded provider of staffing solutions, from February 2005 to June 2006. He began his career as a corporate and securities attorney at O’Melveny & Myers LLP. Mr. Lal holds a B.A. from the University of California, Santa Barbara and a J.D. from the University of Southern California.
Key Employees
Olivia Duane Adams co-founded our company and has served as the Chief Customer Officer since August 2011 and previously served as the Executive Vice President, Marketing from our inception in March 1997 to August 2011. Prior to joining us, Ms. Adams served as a Sales Representative and an Account Manager for Strategic Mapping Inc. from March 1993 to June 1996. Ms. Adams also served as an Account Manager for Donnelley Marketing Information Services, a division of Dun & Bradstreet, Inc. Ms. Adams holds a B.S. in business administration and marketing from Castleton University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the philosophy, objectives, and structure of our compensation program for our principal executive officer, our principal financial officer, and our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) during 2019. These individuals are referred to as our named executive officers. During 2019, these individuals were:

Name	Position
Dean A. Stoecker	Chairman of the Board and Chief Executive Officer
Kevin Rubin	Chief Financial Officer
Scott Davidson (1)	Chief Operating Officer
Robert S. Jones	President and Chief Revenue Officer
Derek Knudsen	Chief Technology Officer

(1)	Mr. Davidson joined the company in December 2019.
Executive Summary
Business Highlights
We continue to benefit from strong global demand for analytics. Our focused strategic efforts resulted in a very strong year in 2019 as we continue to expand and gain market share, evidenced by significant revenue growth and an increasing number of customers.

(1)
We adopted ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASC 606, upon the filing of our annual report on Form 10-K for the year ended December 31, 2018 on March 1, 2019. ASC 606 was adopted effective January 1, 2018 on a modified retrospective basis. Financial results for the years ended December 31, 2018 and 2019 are presented in accordance with this new revenue recognition standard. Historical financial results for reporting periods prior to 2018 are presented in conformity with amounts previously disclosed under the prior revenue recognition standard, ASC 605, Revenue Recognition, or ASC 605.

For the fiscal year ended December 31, 2019, additional business highlights include the following:

•	Revenue: Total revenue of $417.9 million, which represents a 65% increase on a year-over-year basis compared to revenue of $253.6 million for the fiscal year ended December 31, 2018.

•	Gross Profit: GAAP gross profit for the fiscal year ended December 31, 2019 of $378.8 million, or a GAAP gross margin of 91%.

•	Dollar-based Net Expansion Rate: Achieved a dollar-based net expansion rate (based on annual contract value) at or above 130% in each quarter of 2019.

•	New Executive Officer: Appointed Scott Davidson as our Chief Operating Officer with significant experience in leading operations teams at fast-growing technology organizations.

•
Two Acquisitions: Acquired ClearStory Data Inc. in April 2019 to add talented developers and compelling technology to our organization and Feature Labs, Inc. in October 2019 to augment our machine learning capabilities and establish an engineering hub on the East Coast of the United States.

•	Five-Year Strategic Relationship: Announced a five-year strategic relationship with PwC U.S., which includes the designation of PwC as an Alteryx Global Elite Partner.

•	Continued International Expansion: Expanded our international presence with new office launch events in Japan and Dubai.

•	Expanded User Conferences: Hosted the largest-ever Alteryx user conferences, which brought together approximately 6,400 attendees worldwide, to celebrate the Alteryx Community.

•	Best Places to Work: Named one of the 2019 Best Places to Work in Orange County for the fourth consecutive year.
Highlights of Our Executive Compensation Practices
The compensation committee has structured our executive compensation program to ensure that our named executive officers are compensated in a manner consistent with stockholder interests, competitive pay practices and applicable requirements of regulatory bodies. The following are important features of the design and operation of our executive compensation program:
Components of Pay. The components of our 2019 executive compensation program consist primarily of elements that are available to all of our employees, including base salary, annual variable cash compensation, including either performance-based bonuses or sales compensation, as applicable, equity awards and broad-based benefits.

Element	Performance Period	Objective	Performance Measured / Rewarded for 2019
Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle and provides a stable level of fixed compensation	• Reviewed annually and set based on market competitiveness, individual performance and internal equity considerations
Annual Bonus or Sales Compensation	Annual	Rewards achievement of annual financial objectives subject to meeting individual performance expectations	• Revenue • Meeting individual performance expectations
Stock Options	Long-Term	Supports the achievement of strong share price growth	• Generally vests 1/3rd on first anniversary of vesting commencement date, and 1/36th monthly thereafter
RSUs	Long-Term	Aligns the interests of management and stockholders and serves as an important retention vehicle	• Generally vests 1/3rd on each of the first three anniversaries of the vesting commencement date
Target Pay Mix. To help retain and motivate our named executive officers, our compensation committee aims to offer compensation practices competitive to our peers and industry through a mix of cash (base salaries and annual performance-based bonuses or sales compensation, as applicable) and long-term incentives (equity awards).
The compensation committee does not have a formal policy for allocating total compensation among the various components. Instead, the compensation committee uses its judgment, in consultation with Radford, to establish an appropriate balance of short-term and long-term compensation for each named executive officer. The balance may change from year to year based on corporate strategy and objectives, among other considerations. For 2019, our named executive officers had the following target pay mix:

Governance of Our Pay Program. The compensation committee regularly reviews best practices in executive compensation and uses the following guidelines to design our compensation programs:

What We Do	✓	Pay-for-performance philosophy and culture
	✓	Majority of pay is performance-based or variable and not guaranteed
	✓	Responsible use of shares under our long-term incentive program
	✓	Engage an independent compensation consultant
	✓	Annually conduct a Say-on-Pay vote
	✓	Independent and experienced compensation committee
	✓	Assess risks of our compensation program
	✓	Stock Ownership Policy that applies to our executive officers and our board of directors
	✓	Compensation Recoupment and Forfeiture Policy
What We Don’t Do	X	No hedging of our stock
	X	No pledging of our stock
	X	No excise tax gross-ups
	X	No discounted stock option awards
	X	No supplemental executive retirement plans
	X	No excessive perquisites
	X	No single trigger accelerated vesting upon a change in control
Say-on-Pay Vote Results
At our annual meeting of stockholders in May 2019, we conducted our first non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the fiscal 2018 compensation of our named executive officers, with approximately 96.2% of the votes cast in favor of our Say-on-Pay proposal. Our compensation committee appreciates this support and believes it reflects the efforts to properly align pay with performance while also aligning management and stockholder interests. Consequently, our compensation committee did not make any significant changes to our executive compensation program based on its review of the 2019 voting results. We value the opinions of our stockholders and the compensation committee and the board of directors will continue to consider the outcome of future advisory votes, including the vote which will take place at the Annual Meeting, when making compensation decisions for the named executive officers going forward.
Our Executive Compensation Philosophy and Objectives
The overall objective of our compensation program is to support business objectives by attracting, retaining and engaging the highest caliber employees, including executive officers. The goals of the compensation committee with respect to executive compensation are:

•	to attract, retain, motivate and reward talented executives;

•	to tie annual compensation incentives to the achievement of specified performance objectives; and

•	to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders.
To achieve these goals, we endeavor to maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic, operational and financial goals that are supportive of our business strategy and align the interests of our executives with those of our long-term stockholders.
Process for Setting Executive Compensation
Role of the Compensation Committee
The compensation committee acts on behalf of the board of directors to oversee the compensation policies and practices applicable to all our employees, including the administration of our equity plans. Our compensation committee annually assesses the performance of our Chief Executive Officer and other executives, and, based in part on the recommendations from our Chief Executive Officer with respect to executives other than himself, approves the compensation of these executives. Our compensation committee retains, and does not delegate, any of its responsibility to determine executive compensation.
Role of Independent Compensation Consultant
In 2019, the compensation committee continued to retain the services of Radford as independent executive compensation consultant due to its extensive analytical and compensation expertise in the software and services industry. In this capacity, Radford has advised the compensation committee on compensation matters related to the executive and director compensation programs. In 2019, Radford assisted the compensation committee with, among other things:

•	executive market pay analysis;

•	reviewing and suggesting changes to the compensation peer group;

•	development and refinement of executive pay programs and governance practices; and

•	preparing this Compensation Discussion and Analysis and other proxy statement disclosures.
The compensation committee has the sole authority to engage and terminate Radford’s services, as well as to approve its compensation. Radford makes recommendations to the compensation committee but has no authority to make compensation decisions on behalf of the compensation committee or the company. Radford reported to the compensation committee and had direct access to the chairperson and the other members of the compensation committee. Beyond data and advice related to executive compensation matters and employee equity plan design, Radford did not provide other services to us in 2019.
The compensation committee conducted a specific review of its relationship with Radford in 2019 and determined that Radford’s work for the compensation committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC and the New York Stock Exchange.
Role of Management
To aid the compensation committee in its responsibilities, the Chief Executive Officer provides the compensation committee with recommendations relating to the performance and achievements, including support of our corporate values, of each of the named executive officers (other than himself). The compensation committee gives considerable weight to the Chief Executive Officer’s performance evaluations of the other named executive officers because he has direct knowledge of the criticality of their work, performance and contributions. The compensation committee does not consult with any other executive officers with regard to its decisions. The Chief Executive Officer does not participate in the compensation committee’s deliberations or decisions regarding his own compensation.

Use of Market Data and Peer Group Analysis
When considering executive compensation decisions, the compensation committee believes it is important to be informed as to current compensation practices of comparable publicly held companies in the software and services industry, especially to understand the demand and competitiveness for attracting and retaining an individual with each named executive officer’s specific expertise and experience.
In 2019, as in prior years, the compensation committee believes referencing market data provided by Radford, along with other factors, is important when setting total compensation for our named executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success. However, while referencing the peer group compensation levels is helpful in determining market-competitive compensation for our named executive officers, the compensation committee does not directly tie any pay elements to particular benchmarks within the peer group; rather, peer data is used as a market-check analysis and is just one factor considered in the annual compensation approval process. Other important considerations include employee knowledge, skills and experience; individual performance; scope of responsibilities; and any retention concerns.
2019 Peer Group
In September 2018, the compensation committee, with the assistance of Radford, considered several factors in determining the composition of our peer group for purposes of evaluating the 2019 compensation of our named executive officers, including:

•	Industry: U.S.-based software companies with an emphasis on software-as-a-service (SaaS) and cloud solutions that have recently gone public;

•	Market capitalization: Generally, between $900 million and $9 billion;

•	Revenue: Between $160 million and $800 million; and

•	Growth companies: An emphasis on companies with strong year-over-year revenue growth.
Using these criteria, the following 21 companies were identified by the compensation committee and Radford as the defined peer group for 2019 executive compensation decisions:

2U	Five9	Paylocity Holding
AppFolio	Hortonworks	Q2 Holdings
Apptio	HubSpot	Qualys
BlackLine	Imperva	Rapid7
Cloudera	Instructure	The Trade Desk
Cornerstone OnDemand	MINDBODY	Varonis Systems
Coupa Software	New Relic	Zendesk
Our compensation committee previously removed Gigamon from our 2019 compensation peer group as it did not meet one or more of the criteria discussed above and was no longer considered to be a meaningful comparison point. Our compensation committee then added Cloudera, Cornerstone OnDemand and Zendesk to our 2019 compensation peer group based on the criteria set forth above.
2020 Peer Group Changes
In October 2019, the compensation committee and Radford reviewed the peer group to ensure that it continued to reflect the appropriate peer selection criteria. The compensation committee, with the assistance of Radford, determined to increase the market capitalization parameters to range between $2 billion and $18 billion. Changes to the peer group were determined based on merger and acquisition activities, the updated market capitalization parameters and an enhanced focus on enterprise software companies, with all other criteria remaining unchanged. Changes for the 2020 peer group that was used for reference while making 2020 executive officer compensation decisions were as follows:

•	Removed: 2U, Apptio, Cornerstone OnDemand, Hortonworks, Imperva, Instructure, MINDBODY and Varonis Systems

•	Added: Anaplan, Guidewire Software, MongoDB, Okta, Paycom Software and RingCentral
Compensation Risk Oversight
Our compensation committee has responsibility for establishing our compensation philosophy and objectives, determining the structure, components and other elements of our programs, and reviewing and approving the compensation of our named executive officers. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.
Elements of Compensation
Base Salaries
Base salaries serve to provide fixed cash compensation to our executive officers for performing their ongoing responsibilities. Base salaries for our executive officers are approved upon joining the company by the compensation committee, and then reviewed and adjusted, as appropriate, by the compensation committee on an annual basis, in consultation with Radford.
Such annual adjustments are based on factors that may include:

•	each executive officer’s position and specific responsibilities;

•	individual performance;

•	level of experience;

•	achievement of corporate and strategic goals; and

•	a review of competitive salary and total compensation market data for comparable positions at peer companies.
The compensation committee does not apply any specific formulas to determine increases in base salaries for our executive officers, but instead makes an evaluation of each executive officer’s contributions to our long-term success. Increases in base salary typically take effect as of January 1st of each calendar year.
We reviewed our named executive officers’ base salaries based on the considerations outlined above. Based on this review, the compensation committee increased our named executive officers’ base salaries in 2019 as follows:

Executive	2018	2019	% Increase
Dean A. Stoecker	$450,000	$475,000	5.6%
Kevin Rubin	$365,000	$376,000	3.0%
Scott Davidson	—	$435,000	—
Robert S. Jones	$370,000	$381,000	3.0%
Derek Knudsen	$325,000	$334,000	2.8%
Annual Performance-Based Cash Incentives
Historically, we have provided our executives with short-term, performance-based annual incentives through our annual cash incentive program. We believe that annual incentives:

•	hold executives accountable;

•	align the interests of our company, executives and investors;

•	enable us to achieve and exceed financial goals;

•	attract and retain the top talent in the industry; and

•	recognize and reward individuals for contributing to our company’s success.

2019 Bonus Plan Incentive Opportunities
Each of our executive officers (other than Mr. Jones who participates in a separate Sales Compensation Plan, which is described in the section titled “—Sales Compensation Plan” below) participates in our discretionary bonus plan. Executive officers that participate in this plan have an established annual incentive target, which is equal to a percentage of their base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus pool funding, company performance and any adjustments for individual performance.
For 2019, our named executive officers had the following annual cash incentive opportunities, which were unchanged from the prior year for Messrs. Stoecker and Rubin:

Executive	Target Annual Incentive (as % of base salary)
Dean A. Stoecker	100%
Kevin Rubin	60%
Scott Davidson (1)	N/A
Derek Knudsen	50%

(1)
As Mr. Davidson’s employment began in December 2019, he was not eligible to receive a bonus under the 2019 Bonus Plan. For further information regarding Mr. Davidson’s compensation, see the section titled “—Offer Letters—Scott Davidson.”

2019 Bonus Plan Pool Funding and Targets
For 2019, bonus pool funding was based on the achievement of revenue goals because the compensation committee believes that, at this stage, a continued focus on growing revenue will help drive our long-term success, result in greater opportunity for profit in the future and enhanced stockholder value and is a key metric used by investors in evaluating our financial performance. If the company achieved less than 80% of the revenue performance target, the bonus pool would not be funded. At 100% achievement of the revenue performance target, the bonus pool would be funded at 100% of target funding. At 110% achievement of the revenue performance target, the bonus pool would be funded at 150% of target funding and at 115% or greater achievement, the bonus pool would be funded at 200% of target funding. If revenue was above or below the target achievement thresholds, the bonus pool funding amount would be interpolated between pool funding amounts as shown below:

Target Achievement	Pool Funding
< 80%	0%
100%	100%
110%	150%
115%	200%
2019 Earned Cash Bonuses
Based on the bonus pool funding that results from the level of achievement of our revenue goals, an individual may receive between 0% and 200% of their target award. Bonuses are also subject to further adjustment based on the achievement of individual performance expectations. Except with respect to Mr. Davidson for his first year of employment, there are no minimum or guaranteed bonus payments for any employees, including the named executive officers.
In February 2019, our compensation committee established a revenue performance target of $380.0 million. For 2019, the revenue performance target was achieved at 110%, resulting in the bonus pool funding at 150%. In accordance with the discretion afforded by the 2019 Bonus Plan, the bonus payout amounts reflect both company financial performance and individual achievement, but discretion was not used to increase the bonus pool funding. The compensation committee certified the annual bonus amounts set forth in the table below for each named executive officer in 2019:

		Opportunity		Actual
Executive	2019 Base Salary	Target Bonus Percentage (as % of base salary)	Target Bonus ($)	2019 Earned Award	As a % of Target
Dean A. Stoecker	$475,000	100%	$475,000	$712,500	150%
Kevin Rubin	$376,000	60%	$225,600	$300,000	133%
Scott Davidson (1)	$435,000	N/A	N/A	—	—
Derek Knudsen	$334,000	50%	$167,000	$200,000	120%

(1)	As Mr. Davidson’s employment began in December 2019, he was not eligible to receive a bonus under the 2019 Bonus Plan.
Sales Compensation Plan
Our President and Chief Revenue Officer, Robert S. Jones, is eligible to participate in a sales compensation plan, or a Sales Compensation Plan, rather than the 2019 Bonus Plan. Under the terms of Mr. Jones’s Sales Compensation Plan, for 2019 Mr. Jones was eligible to receive variable cash incentive compensation based upon the company’s achievement of certain revenue goals for each of the first, second and third quarters, and variable cash incentive compensation for the fourth quarter based upon the company’s achievement of a full year 2019 revenue goal.
Mr. Jones’s quarterly target variable compensation for each quarter of 2019 was one-fourth of his 2019 base salary. Mr. Jones was eligible to receive between 0% and 100% of his target variable compensation for each of the first three quarters of 2019 and between 0% and 300% for the fourth quarter of 2019.
Under the Sales Compensation Plan, for each of the first three quarters of 2019, the revenue goal was $72.8 million, $76.4 million and $92.4 million, respectively. At 100% or greater achievement of the revenue goal, the corresponding variable compensation payout would be 100% of the target payout. At 90% achievement of the revenue goal, the corresponding variable compensation payout would be 75% of the target payout. At 75% achievement of the revenue goal, the corresponding variable compensation payout would be 50% of the target payout. If the company achieved less than 75% of the revenue goal, no variable compensation would be earned. If the company achieved quarterly revenue at a level above the minimum and below the maximum goals, the corresponding variable compensation payout would be interpolated between payout percentages as shown below:

Revenue Goal Achievement	Target Payout Percentage
< 75%	0%
75%	50%
90%	75%
100%	100%

If the company achieved 100% of the full year 2019 revenue goal, the corresponding variable compensation payout would be 100% of the target payout. At 115% or greater achievement of the full year 2019 revenue goal, the corresponding variable compensation payout would be 300% of the target payout. If the company achieved revenue for the full year 2019 at a level above the minimum and below the maximum goals, the corresponding variable compensation payout would be interpolated from 100% of the target fourth quarter payment to 300% of the target fourth quarter payment.
Based upon our revenue performance in 2019, Mr. Jones earned a total of $507,699 under the Sales Compensation Plan.

		Opportunity		Actual
Executive	2019 Base Salary	Target Bonus Percentage (as % of base salary)	Target Bonus ($)	2019 Earned Award	As a % of Target
Robert S. Jones	$381,000	100%	$381,000	$507,699	133%
New Chief Operating Officer Signing Bonus
To induce Mr. Davidson to join us, he received a one-time $100,000 signing bonus, subject to repayment in full if his employment with us terminates for any reason within 12 months of the commencement of his employment. For further information regarding Mr. Davidson’s compensation, see the section titled “—Offer Letters—Scott Davidson.”
Equity Awards
A significant portion of executive pay is delivered as long-term incentives (equity awards), which are designed to align executive officers’ interests with stockholder interests, promote retention through the reward of long-term company performance, and encourage ownership in our company.
We have historically used equity awards in the form of stock options and RSUs. Equity awards are designed to encourage high performance by and long-term tenure for executive officers, thereby strongly aligning executive officers’ interests with the interests of our stockholders. The compensation committee believes that stock options encourage the achievement of strong share price growth and are performance-based in nature because they only have value if the share price increases and that RSUs serve as an important retention vehicle and align the interests of management and stockholders.
Our general policy is to grant stock options and other equity awards on fixed dates determined in advance, although under our policy there are occasions when grants are made on other dates, such as new hires and mid-year promotions. All required approvals are obtained in advance of or on the actual grant date. With respect to annual stock option and RSU grants to our continuing executive officers, these grants are typically approved late in each fiscal year. The timing of annual equity award grants to our continuing executive officers is not coordinated in a manner that intentionally benefits our executive officers.
The compensation committee determines the size of equity grants according to each executive officer’s position. To do so, the compensation committee generally references the market data of our peer group companies as provided by Radford. The compensation committee also takes into consideration each named executive officer’s recent performance history, his or her potential for future responsibility and criticality of his or her work to the long-term success of our company. The compensation committee has the discretion to give relative weight to each of these factors as it sets the size of the equity grant to appropriately create an opportunity for reward based on increasing stockholder value.
Our named executive officers received stock options and RSUs in 2019. The following equity grants were awarded in 2019:

Executive	Stock Options (#)	RSUs (#)
Dean A. Stoecker	93,584	40,513
Kevin Rubin	45,953	17,745
Scott Davidson	80,036	31,398
Robert S. Jones	40,990	17,745
Derek Knudsen	23,396	10,128
The standard vesting schedule for stock option grants awarded in 2019 provides that one-third of the options granted will vest on the first anniversary of the vesting commencement date, which in the case of the above awards was January 1, 2019, with 1/36th of the options vesting monthly thereafter, subject to the individual’s continued service to us through the applicable vesting date. RSUs granted in 2019 also have a three-year vesting schedule, with one-third of the shares subject to the RSUs vesting on each of the first three anniversaries of the vesting commencement date, which in the case of the above awards was January 1, 2019, subject to the individual’s continued service to us through the applicable vesting date.
Additional Compensation Policies and Practices
Executive Officer Recoupment (“Clawback”) Policy
Our board of directors has adopted a policy that provides for the recovery of all or any portion of an executive officer’s incentive-based compensation in the event that we restate our financial results and such executive officer’s fraud or intentional misconduct contributed to the need for such restatement, and the compensation earned by such executive officer was based on achieving financial results in excess of what could have been earned by such executive officer based on the restated financial results, in all cases as determined by our board of directors. The recovery period extends up to three years prior to the date of the restatement, with respect to incentive-based compensation granted or received after the effective date of the policy.
Stock Ownership Policy
We maintain a Stock Ownership Policy that requires our Chief Executive Officer to own and hold shares of our stock with a value that is at least equal to the greater of five times his annual base salary, our other executive officers to own and hold shares of our stock with a value equal to or greater than one times their annual base salaries, and members of our board of directors to own and hold shares of our stock with a value equal to or greater than three times their annual cash retainer. This ownership requirement may be satisfied by ownership of shares of either our Class A or Class B common stock, vested RSUs, vested stock options, and any other shares of our equity securities held by affiliates or family members in which the individual holds a beneficial interest. Each covered holder is expected to meet his or her applicable ownership level within five years of becoming a covered holder, or, if later, within five years of the effective date of the policy.
Anti-hedging and Pledging Policies
Under our Insider Trading Policy, directors and executive officers, as well as other employees, are prohibited from engaging in the following activities with respect to our capital stock:

•	Hedging their interest in our shares by selling short or trading or purchasing “put” or “call” options on our capital stock or engaging in similar transactions; and

•	Pledging any shares of our capital stock without prior clearance from our Corporate Compliance Officer as outlined in our Insider Trading Policy.
Employment Agreements and Severance and Change in Control Benefits
We have entered into written employment agreements with each of our named executive officers that set forth the terms of their employment, including initial base salaries and eligibility to earn a discretionary bonus, as well as standard confidential information and invention assignment agreements. Each of our named executive officers is employed “at will.” These arrangements are further described under the section below titled “—Offer Letters.”
Our named executive officers are entitled to certain severance and change in control benefits under the terms of severance and change in control agreements. Effective as of December 31, 2019, upon a qualifying termination outside of the change in control period, certain of our named executive officers were entitled to receive six to 12 months of base salary and COBRA payments for the same number of months. Effective as of December 31, 2019, upon a qualifying termination during the change in control period, certain of our named executive officers were entitled to receive nine to 18 months of base salary, COBRA payments for the same number of months and full acceleration of then-outstanding but unvested equity awards, except that awards subject to performance criteria would accelerate if, and only to the extent, set forth in the applicable award agreement. These arrangements, including changes to these arrangements approved in February 2020, are further described under the section below titled “—Potential Payments Upon Termination or Change in Control.”

Given the nature and competitiveness of our industry, the compensation committee believes these severance and change in control provisions are essential elements of our executive compensation program and assist us in recruiting, retaining and developing key management talent. Our change in control benefits are intended to allow employees, including our named executive officers, to focus their attention on the business operations of our company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control.
Broad-Based Benefits
We offer a comprehensive array of benefits to our employees, including our named executive officers. Benefit programs include a variety of health insurance plans, a 401(k) plan with company matching contributions at board-approved levels, and an employee stock purchase plan. These benefits are offered to all eligible employees, including executive officers, in order to attract and retain employees. We do not offer defined benefit pension or other supplementary retirement benefits to employees.
As part of our overall compensation program, we provide all full-time employees, including our named executive officers, with the opportunity to participate in a defined contribution 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, or the Code, so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. We have historically provided a matching contribution of 50% of employee contributions in each year with a maximum match of 6% of participating employees’ annual salaries.
Tax and Accounting Implications of Executive Compensation
Deductibility of Executive Compensation
The compensation committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our named executive officers unless, under tax laws in effect prior to January 1, 2018, such compensation is treated as “performance‑based compensation” within the meaning of Section 162(m) of the Code. The Tax Cuts and Jobs Act, or the Tax Act, which was signed into law in December 2017, among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief adopted in connection with repealing Section 162(m)’s performance-based compensation exception, certain previously granted compensation intended to satisfy the requirements for performance-based compensation may in fact qualify for such exception. In addition, our compensation committee reserves the right to modify compensation that was initially intended to be exempt from the Section 162(m) deduction limit when it was granted if the compensation committee determines that such modifications are consistent with our business needs. In determining the form and amount of compensation for our named executive officers, the compensation committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).
While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Accounting for Stock-Based Compensation
In addition to considering the tax consequences, the compensation committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our Class A common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Report of the Compensation Committee
This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
Charles R. Cory, Chair
Mark Anderson
Eileen M. Schloss

Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our named executive officers for all services rendered in all capacities during the last three or fewer fiscal years during which such individuals were named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dean A. Stoecker Chairman of the Board of Directors and Chief Executive Officer	2019	475,000	2,765,417	2,564,844	712,500	8,400	6,526,161
	2018	450,000	1,751,992	1,779,582	555,000	7,626	4,544,200
	2017	375,000	—	—	310,438	7,219	692,657
Kevin Rubin Chief Financial Officer	2019	376,000	1,211,274	1,311,418	300,000	8,400	3,207,092
	2018	365,000	875,982	889,785	270,000	5,128	2,405,895
	2017	310,000	—	—	124,850	5,451	440,301
Scott Davidson Chief Operating Officer	2019	36,400	3,499,935	3,500,233	100,000	—	7,136,568
Robert S. Jones President and Chief Revenue Officer	2019	381,000	1,211,274	1,123,407	507,699	8,400	3,231,780
	2018	370,000	875,982	889,785	455,703	8,607	2,600,077
	2017	320,833	—	1,145,240	234,783	5,198	1,706,054
Derek Knudsen Chief Technology Officer	2019	334,000	691,337	641,211	200,000	8,400	1,874,948

(1)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs and stock options granted to our named executive officers during the years ended December 31, 2017, 2018 and 2019, as applicable, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the RSUs and stock options reported in the Stock Awards and Option Awards columns are set forth in Note 2 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2019. Note that the amounts reported in these columns reflect the accounting cost for these RSUs and stock options and do not correspond to the actual economic value that may be received by our named executive officers from the RSUs and stock options.

(2)
The amounts reported represent amounts earned under our 2019 Bonus Plan, in the case of Messrs. Stoecker, Rubin and Knudsen, and under Mr. Jones’s Sales Compensation Plan, in the case of Mr. Jones. Payments for the year ended December 31, 2019 are described in greater detail in the sections titled “—Compensation Discussion and Analysis—2019 Earned Cash Bonuses,” “—Compensation Discussion and Analysis—Sales Compensation Plan” and “—Offer Letters”. Mr. Davidson received a one-time signing bonus in the amount of $100,000, but was ineligible to receive a bonus under the 2019 Bonus Plan due to his employment beginning in December 2019.

(3)	The amounts reported represent our matching contributions on the named executive officer’s behalf under our 401(k) plan.

Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made in 2019 for each of our named executive officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Dean A. Stoecker	Cash	N/A	475,000	950,000	—	—	—	—
	Options (3)	03/04/2019	—	—	—	93,584	68.26	2,564,844
	RSUs (4)	03/04/2019	—	—	40,513	—	—	2,765,417
Kevin Rubin	Cash	N/A	225,600	451,200	—	—	—	—
	Options (3)	03/04/2019	—	—	—	40,990	68.26	1,123,407
	RSUs (4)	03/04/2019	—	—	17,745	—	—	1,211,274
	Options (3)	05/02/2019	—	—	—	4,963	95.46	188,011
Scott Davidson	Cash	N/A	—	—	—	—	—	—
	Options (3)	12/05/2019	—	—	—	80,036	111.47	3,500,233
	RSUs (4)	12/05/2019	—	—	31,398	—	—	3,499,935
Robert S. Jones	Cash	N/A	381,000	571,500	—	—	—	—
	Options (3)	03/04/2019	—	—	—	40,990	68.26	1,123,407
	RSUs (4)	03/04/2019	—	—	17,745	—	—	1,211,274
Derek Knudsen	Cash	N/A	167,000	334,000	—	—	—	—
	Options (3)	03/04/2019	—	—	—	23,396	68.26	641,211
	RSUs (4)	03/04/2019	—	—	10,128	—	—	691,337

(1)
Reflects target and maximum target bonus amounts for 2019 performance under our 2019 Bonus Plan, as described in “—Compensation Discussion and Analysis—2019 Earned Cash Bonuses,” and the Sales Compensation Plan, as described in “—Compensation Discussion and Analysis—Sales Compensation Plan”, as applicable. There are no threshold or minimum bonus amounts for each individual officer established under the 2019 Bonus Plan. These amounts do not necessarily correspond to the actual amounts that were received by our named executive officers. As Mr. Davidson’s employment began in December 2019, he was not eligible to receive a bonus under the 2019 Bonus Plan.

(2)
The amounts reported in this column represent the grant date fair value of each award as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the RSUs and stock options reported in this column are set forth in Note 2 to the audited consolidated financial statements included in our annual report on Form 10‑K for the year ended December 31, 2019. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by our named executive officers from the awards.

(3)
The stock option vests at a rate of 1/3rd of the total number of shares of Class A common stock underlying the stock option on the one-year anniversary of the vesting commencement date, and vests at a rate of 1/36th of the total number of shares of Class A common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(4)
The RSUs vest at a rate of 1/3rd of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/3rd of the total number of RSUs on each yearly anniversary thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End Table
The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSU awards held as of December 31, 2019.

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Dean A. Stoecker	11/29/2016 (3)	144,535	42,965	12.30	11/29/2026	—	—
	11/29/2016 (4)	—	—	—	—	23,437	2,345,341
	01/05/2018 (5)	73,538	79,933	27.09	01/05/2028	—	—
	01/05/2018 (6)	—	—	—	—	48,505	4,853,895
	03/04/2019 (7)	—	93,584	68.26	03/04/2029	—	—
	03/04/2019 (8)	—	—	—	—	40,513	4,054,136
Kevin Rubin	04/30/2016 (3)	20,952	44,224	9.50	04/30/2026	—	—
	11/29/2016 (3)	25,668	13,175	12.30	11/29/2026	—	—
	11/29/2016 (4)	—	—	—	—	7,187	719,203
	01/05/2018 (5)	36,769	39,966	27.09	01/05/2028	—	—
	01/05/2018 (6)	—	—	—	—	24,252	2,426,898
	03/04/2019 (7)	—	40,990	68.26	03/04/2029	—	—
	03/04/2019 (8)	—	—	—	—	17,745	1,775,742
	05/02/2019 (7)	—	4,963	95.46	05/02/2029	—	—
Scott Davidson	12/05/2019 (7)	—	80,036	111.47	12/05/2029	—	—
	12/05/2019 (8)	—	—	—	—	31,398	3,141,998
Robert S. Jones	02/07/2017 (3)	—	54,162	13.84	02/07/2027	—	—
	01/05/2018 (5)	—	39,966	27.09	01/05/2028	—	—
	01/05/2018 (6)	—	—	—	—	24,252	2,426,898
	03/04/2019 (7)	—	40,990	68.26	03/04/2029	—	—
	03/04/2019 (8)	—	—	—	—	17,745	1,775,742
Derek Knudsen	09/05/2018 (5)	6,420	14,123	57.58	09/05/2028	—	—
	09/05/2018 (6)	—	—	—	—	6,513	651,756
	03/04/2019 (7)	—	23,396	68.26	03/04/2029	—	—
	03/04/2019 (8)	—	—	—	—	10,128	1,013,509

(1)
Outstanding equity awards with a grant date prior to March 22, 2017, the date our 2017 Plan became effective, were granted under our Amended and Restated 2013 Stock Plan, or 2013 Plan, and outstanding equity awards with a grant date on or after March 22, 2017 were granted under our 2017 Plan.

(2)	The market price for our Class B common stock is based on the last reported sale price of our Class A common stock on December 31, 2019.

(3)
The stock option vests at a rate of 1/4th of the total number of shares of Class B common stock underlying the stock option on the one-year anniversary of the vesting commencement date and vests at a rate of 1/48th of the shares of the total number of Class B common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(4)
The RSUs only vest upon the satisfaction of both (i) a time and service-based vesting condition and (ii) a liquidity-based vesting condition. The time and service-based vesting condition provides that 1/4th of the total number of RSUs shall vest on each of the first, second, third and fourth annual anniversaries of the grant date. The liquidity-based vesting condition was satisfied in September 2017. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(5)
The stock option vests at a rate of 1/4th of the total number of shares of Class A common stock underlying the stock option on the one-year anniversary of the vesting commencement date, and vests at a rate of 1/48th of the total number of shares of Class A common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(6)
The RSUs vest at a rate of 1/4th of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/4th of the total number of RSUs on each yearly anniversary thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(7)
The stock option vests at a rate of 1/3rd of the total number of shares of Class A common stock underlying the stock option on the one-year anniversary of the vesting commencement date, and vests at a rate of 1/36th of the total number of shares of Class A common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(8)
The RSUs vest at a rate of 1/3rd of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/3rd of the total number of RSUs on each yearly anniversary thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

On December 16, 2019, our compensation committee approved grants of RSU awards and stock option awards to purchase shares of Class A common stock to our named executive officers. The stock options were granted on February 19, 2020 as follows: Dean A. Stoecker — 50,505; Kevin Rubin — 21,367; Robert S. Jones — 24,864 and Derek Knudsen — 10,878. One-third of the total number of shares subject to each stock option award vests on January 1, 2021 and an additional 1/36th of the total number of shares subject to the stock option award vests monthly thereafter, in each case, subject to the status of “Participant’s Service” (as defined in the 2017 Plan) through each vesting date. The RSUs were granted on February 19, 2020 as follows: Dean A. Stoecker — 23,143; Kevin Rubin — 9,791; Robert S. Jones — 11,393 and Derek Knudsen — 4,984. The RSUs granted to our named executive officers vest at a rate of 1/3rd of the total number of RSUs on January 1, 2021, and on each yearly anniversary thereafter, subject to the status of “Participant’s Service” (as defined in the 2017 Plan) through each vesting date. The stock options and RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
Stock Option Exercises and Stock Vested Table
The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during 2019 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Dean A. Stoecker	—	—	39,605	3,622,314
Kevin Rubin	285,183	21,710,733	15,271	1,296,696
Scott Davidson	—	—	—	—
Robert S. Jones	93,766	6,731,225	8,084	480,755
Derek Knudsen	—	—	2,171	309,259

(1)
These values assume that the fair market value of the Class B common stock underlying certain of the stock options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)
The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the stock option.

(3)
These values assume that the fair market value of the Class B common stock underlying certain of the RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares. The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price on the New York Stock Exchange of a share of Class A common stock on the date prior to the day of vesting.

Offer Letters
We have entered into offer letters with each of the named executive officers that provide for ‘‘at-will’’ employment and set forth each named executive officer’s initial base salary, eligibility for employee benefits, target annual incentive bonus opportunity and initial equity grant. Each of our named executive officers has also executed a form of our standard confidential information and invention assignment agreement. In addition, as of December 31, 2019, each of our named executive officers, other than Mr. Knudsen, had also entered into a severance and change in control agreement, or Severance and Change in Control Agreement, that provided certain payments and benefits due upon a termination of employment or a change in control of us, as further described below in “—Potential Payments upon Termination or Change in Control.” Mr. Knudsen entered into a Restated Severance and Change in Control Agreement in March 2020 that provided certain payments and benefits due upon a termination of employment or a change in control of us, as further described below in “—Potential Payments upon Termination or Change in Control.”
Dean A. Stoecker
In February 2017, we entered into an amended and restated offer letter with Mr. Stoecker, our Chairman and Chief Executive Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $375,000, subject to periodic review. Effective January 1, 2019, and as of December 31, 2019, Mr. Stoecker’s annual base salary was $475,000. Under the offer letter, Mr. Stoecker is also eligible to earn a discretionary annual bonus based on achievement of specified performance goals, in an amount up to 80% of his annual base salary. Effective January 1, 2019, and as of December 31, 2019, Mr. Stoecker’s target bonus was 100%.
For information regarding payments made to Mr. Stoecker for the year ended December 31, 2019 under our 2019 Bonus Plan, see the section titled “—Compensation Discussion and Analysis—2019 Earned Cash Bonuses.”
Kevin Rubin
In February 2017, we entered into an amended and restated offer letter with Kevin Rubin, our Chief Financial Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $310,000, subject to periodic review. Effective January 1, 2019, and as of December 31, 2019, Mr. Rubin’s annual base salary was $376,000. Under the offer letter, Mr. Rubin is also eligible to earn a discretionary annual bonus based on achievement of specified performance goals, in an amount up to 50% of his annual base salary. Effective January 1, 2019, and as of December 31, 2019, Mr. Rubin’s target bonus was 60%.
For information regarding payments made to Mr. Rubin for the year ended December 31, 2019 under our 2019 Bonus Plan, see the section titled “—Compensation Discussion and Analysis—2019 Earned Cash Bonuses.”
Scott Davidson
In October 2019, we entered into an offer letter with Scott Davidson, our Chief Operating Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $435,000, subject to periodic review. Under the offer letter, Mr. Davidson is also eligible to earn a discretionary annual bonus based on achievement of specified performance goals, in an amount up to 85% of his annual base salary; however, because Mr. Davidson’s employment began in December 2019, after the eligibility period under the 2019 Bonus Plan had closed, Mr. Davidson was not eligible to receive a bonus for 2019 company performance under the 2019 Bonus Plan. For the first year of Mr. Davidson’s employment, we have guaranteed a bonus payment of $400,000 to occur in March 2021. In addition, to induce Mr. Davidson to join us, he received a one-time $100,000 signing bonus, subject to repayment in full if his employment with us terminates for any reason within 12 months of the commencement of his employment.

Robert S. Jones
In March 2017, we entered into an amended and restated offer letter with Robert S. Jones, our President and Chief Revenue Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $350,000, subject to periodic review. Effective January 1, 2019, and as of December 31, 2019, Mr. Jones’s annual base salary was $381,000. Under the offer letter, Mr. Jones is also eligible to earn variable compensation in accordance with a Sales Compensation Plan in an amount up to $250,000. Effective January 1, 2019, and as of December 31, 2019, Mr. Jones’s target variable compensation was $381,000.
For information regarding payments made to Mr. Jones for the year ended December 31, 2019 under his Sales Compensation Plan, see the section titled “— Compensation Discussion and Analysis—Sales Compensation Plan.”
Derek Knudsen
In July 2018, we entered into an offer letter with Derek Knudsen, our Chief Technology Officer. The offer letter has no specific term and provides for at-will employment. The offer letter provides for an annual base salary of $325,000, subject to periodic review. Effective January 1, 2019, and as of December 31, 2019, Mr. Knudsen’s annual base salary was $334,000. Under the offer letter, Mr. Knudsen is also eligible to earn a discretionary annual bonus based on achievement of specified performance goals, in an amount up to 50% of his annual base salary. Effective January 1, 2019, and as of December 31, 2019, Mr. Knudsen’s target bonus was 50%.
For information regarding payments made to Mr. Knudsen for the year ended December 31, 2019 under our 2019 Bonus Plan, see the section titled “—Compensation Discussion and Analysis—2019 Earned Cash Bonuses.”
Potential Payments upon Termination or Change in Control
We previously entered into Severance and Change in Control Agreements with our named executive officers, other than Mr. Knudsen. These agreements provided for each eligible named executive officer to receive the benefits described below upon either a termination by us of the executive officer’s employment without “cause” or a voluntary resignation by the executive officer from his or her employment with “good reason” (each as defined in the Severance and Change in Control Agreement). We refer to either of these terminations as a “qualifying termination.” These benefits were contingent upon the executive officer executing a customary release of claims.
The benefits provided under the Severance and Change in Control Agreements varied depending on whether the executive officer was subject to the qualifying termination within a period beginning three months before a change in control (as defined in the Severance and Change in Control Agreement) and ending 12 months after a change in control, or the change in control period.
As of December 31, 2019, if a qualifying termination occurred prior to or after the change in control period, each of Messrs. Stoecker, Rubin, Davidson and Jones were entitled to: (i) 12 months’, nine months’, nine months’ and nine months’ of continued payment of base salary, respectively, and (ii) if the executive officer elected to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, then payment of the premiums for his or her continued health insurance (or equivalent cash payment, if applicable law so requires) for up to 12 months, nine months, nine months and nine months, respectively.
As of December 31, 2019, if a qualifying termination occurred during the change in control period, Messrs. Stoecker, Rubin, Davidson and Jones were entitled to: (i) 18 months’, 12 months’, 12 months’ and 12 months’ continued payment of base salary, respectively, (ii) if the executive officer elected to continue his or her health insurance coverage under COBRA, then payment of the premiums for his or her continued health insurance (or equivalent cash payment, if applicable law so requires) for up to 18 months, 12 months, 12 months and 12 months, respectively, and (iii) full acceleration of each of the executive officer’s then-outstanding but unvested equity awards, except that awards subject to the satisfaction of performance criteria would accelerate if, and only to the extent, set forth in the applicable award agreement. These benefits and acceleration were contingent upon the consummation of the change in control.
If a change in control occurred and our successor or acquirer refused to assume, convert, replace or substitute the then‑outstanding and unvested equity awards held by the eligible named executive officers, then those awards would accelerate in full, except that awards subject to the satisfaction of performance criteria would accelerate if, and only to the extent, set forth in the applicable award agreement.
The Severance and Change in Control Agreements with the eligible named executive officers were in effect for three years, unless renewed, or earlier terminated, subject to certain limitations. The benefits under the Severance and Change in Control Agreements superseded all other agreements and understandings between us and the named executive officers with respect to severance and vesting acceleration.
In February 2020, the compensation committee approved a restated severance and change in control agreement, or Restated Severance and Change in Control Agreement, which has been entered into by each of our named executive officers. The terms and conditions of the Restated Severance and Change in Control Agreement are substantially the same as the Severance and Change in Control Agreements described above, except that if a qualifying termination occurs during the change in control period, the named executive officer will additionally be entitled to one hundred percent of his or her annual target bonus opportunity at the rate in effect when the qualifying termination occurred or when the change in control occurred, whichever is greater.
Pursuant to the Restated Severance and Change in Control Agreement, with respect to Mr. Knudsen, if a qualifying termination occurs prior to or after the change in control period, Mr. Knudsen will be entitled to (i) nine months of continued payment of base salary and (ii) if he elects to continue his health insurance coverage under COBRA, then payment of the premiums for his continued health insurance (or equivalent cash payment, if applicable law so requires) for up to nine months. If a qualifying termination occurs during the change in control period, Mr. Knudsen will be entitled to (i) 12 months’ continued payment of base salary, (ii) if he elects to continue his health insurance coverage under COBRA, then payment of the premiums for his continued health insurance (or equivalent cash payment, if applicable law so requires) for up to 12 months, (iii) one hundred percent of his annual target bonus opportunity at the rate in effect when the qualifying termination occurred or when the change in control occurred, whichever is greater, and (iv) full acceleration of his then-outstanding but unvested equity awards, except that awards subject to the satisfaction of performance criteria will accelerate if, and only to the extent, set forth in the applicable award agreement. These benefits and acceleration are contingent upon the consummation of the change in control.
The Restated Severance and Change in Control Agreements with the named executive officers are in effect for two years, unless renewed, or earlier terminated, subject to certain limitations. The benefits under the Restated Severance and Change in Control Agreements superseded all other agreements and understandings between us and the named executive officers with respect to severance and vesting acceleration.
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our eligible named executive officers in accordance with the Severance and Change in Control Agreements in effect on December 31, 2019. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on December 31, 2019, and the price per share of our Class A common stock is the closing price on the New York Stock Exchange as of December 31, 2019 ($100.07). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

	Upon Qualifying Termination - No Change in Control				Upon Qualifying Termination - Change in Control
Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)
Dean A. Stoecker	475,000	13,129	—	488,129	712,500	19,693	23,834,827	24,567,020
Kevin Rubin	282,000	19,548	—	301,548	376,000	26,064	14,327,070	14,729,134
Scott Davidson	326,250	—	—	326,250	435,000	—	3,141,998	3,576,998
Robert S. Jones	285,750	18,085	—	303,835	381,000	24,114	13,093,640	13,498,754
Derek Knudsen (3)	—	—	—	—	—	—	—	—

(1)	The severance amount related to base salary was determined based on the base salaries in effect on December 31, 2019.
(2)
The value of accelerated vesting is calculated based on the per share closing price of our Class A common stock on the New York Stock Exchange as of December 31, 2019 ($100.07) less, if applicable, the exercise price of each outstanding stock option. Accelerated vesting occurs only in the event of a qualifying termination during a change in control period.

(3)
As of December 31, 2019, Mr. Knudsen had not entered into a Severance and Change in Control Agreement. In March 2020, Mr. Knudsen entered into a Restated Severance and Change in Control Agreement as described above.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
During fiscal 2019, the principal executive officer of Alteryx was our Chief Executive Officer, Dean A. Stoecker. For fiscal 2019, the annual total compensation for Mr. Stoecker was $6,526,161 and for our median employee was $178,732, resulting in an estimated pay ratio of 37:1.
Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs aim to ensure that the pay of every employee appropriately reflects the level of their job impact and responsibilities and is competitive within our peer group. Our determination of which employee was the median employee was based on compensation data for all employees, excluding Mr. Stoecker, as of October 1, 2019, or the determination date, that included the following elements: (i) annual base salary for permanent salaried employees, or the hourly rate multiplied by the expected annual work schedule for hourly employees for the 12-month period preceding the determination date, (ii) target bonus or target commission, as applicable, for 2019 and (iii) grant date fair value of equity awards granted from January 1, 2019 through the determination date. This calculation was performed for all worldwide employees, excluding Mr. Stoecker, whether employed on a full-time, part-time or seasonal basis. We then calculated annual total compensation for the nine middle employees in the same manner used to calculate our CEO’s total compensation for purposes of the Summary Compensation Table and re-ranked all middle nine employees to select the median employee. All amounts paid in foreign currencies were converted to US dollars based on the average annual exchange rate as of October 1, 2019. Using the foregoing approach, we identified the individual at the median of our employee population, who is a full-time, salaried individual contributor based in the United States, and determined that employee’s annual total compensation for 2019 was $178,732.
This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S‑K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.
Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.
We believe that provisions of our restated certificate of incorporation, restated bylaws and indemnification agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2019 with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding securities (#)	Weighted-average exercise price of outstanding options ($) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (2)	4,288,801 (3)	22.58	11,352,493 (4)
Equity compensation plans not approved by security holders	—	—	—
Total	4,288,801	22.58	11,352,493

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)	Includes the 2013 Plan and 2017 Plan and excludes purchase rights accruing under the 2017 Employee Stock Purchase Plan, or 2017 ESPP.
(3)
Includes 1,688,503 shares subject to outstanding awards granted under the 2013 Plan, of which 1,630,165 shares were subject to outstanding options and 58,338 shares were subject to outstanding RSU awards, and 2,600,298 shares subject to outstanding awards granted under the 2017 Plan, of which 1,082,219 shares were subject to outstanding options and 1,518,079 shares were subject to outstanding RSU awards.

(4)
There are no shares of common stock available for issuance under our 2013 Plan, but that plan will continue to govern the terms of options and RSUs granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2013 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2017 Plan. In addition, the number of shares reserved for issuance under our 2017 Plan increased automatically by 3,262,755 shares on January 1, 2020 and will increase automatically on the first day of January of each of 2021 through 2027 by the number of shares equal to 5% of the total issued and outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding December 31 or a lower number approved by our board of directors. As of December 31, 2019, there were 2,039,225 shares of Class A common stock available for issuance under the 2017 ESPP. The number of shares reserved for issuance under our 2017 ESPP increased automatically by 652,551 shares on January 1, 2020 and will increase automatically on the first day of January of each year during the term of the 2017 ESPP by the number of shares equal to 1% of the total outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding December 31 or a lower number approved by our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1—Election of Directors—Director Compensation,” respectively, since January 1, 2019, the following are the only transactions or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest.
Employment Arrangement with an Immediate Family Member of Our Chairman and Chief Executive Officer
Reed Stoecker, the son of Dean A. Stoecker, our Chairman and Chief Executive Officer, is employed by us as a sales representative. During the year ended December 31, 2019, Reed Stoecker had total cash compensation, including base salary, bonus, and other cash compensation, of $0.4 million.
Reed Stoecker’s cash compensation was based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions who were not related to our Chairman and Chief Executive Officer. Reed Stoecker was also eligible for and granted equity awards on the same general terms and conditions as applicable to employees in similar positions who were not related to our Chairman and Chief Executive Officer.
Employment Arrangement with an Immediate Family Member of One of Our Directors
Piero Bellizzi, the son of John Bellizzi, a member of our board of directors, is employed by us as a sales representative. During the year ended December 31, 2019, Piero Bellizzi had total cash compensation, including base salary, bonus, and other cash compensation, of $0.1 million.
Piero Bellizzi’s cash compensation was based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions who were not related to members of our board of director.
Commercial Relationship with Affiliates of one of our Directors
From time to time, affiliates of Thomson Reuters U.S. LLC, or Thomson Reuters, have purchased products and services from us, both for their own use and as an authorized reseller to end users. John Bellizzi, a member of our board of directors, was during 2019 the Global Head of Corporate Development at Thomson Reuters. During the year ended December 31, 2019, the total amount billed to Thomson Reuters for such products and services was $1.3 million. The amount receivable from Thomson Reuters was $0.6 million as of December 31, 2019. We have also purchased products and services from Thomson Reuters in an amount totaling $0.1 million during the year ended December 31, 2019.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers.
For more information regarding these agreements, see the section titled “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Review, Approval or Ratification of Transactions with Related Parties
Our written related party transactions policy and the charters of our audit committee and nominating and corporate governance committee adopted by our board of directors require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.
Our audit committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements for the year ended December 31, 2019. Our audit committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”
Our audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence and has discussed with Deloitte & Touche LLP its independence from us.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2019 for filing with the U.S. Securities and Exchange Commission.
Submitted by the Audit Committee
Timothy I. Maudlin, Chair
Kimberly E. Alexy
Charles R. Cory

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our restated bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Alteryx, Inc., 3345 Michelson Drive, Suite 400, Irvine, California 92612, Attn: Corporate Secretary.
To be timely for our 2021 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business Pacific Time on February 4, 2021 and not later than the close of business Pacific Time on March 6, 2021. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our restated bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2021 annual meeting of stockholders must be received by us not later than December 9, 2020 in order to be considered for inclusion in our proxy materials for that meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the forms filed with the SEC and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended December 31, 2019, except for the following: a Form 4 was not timely filed for Derek Knudsen.
Available Information
We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2019, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Alteryx, Inc.
3345 Michelson Drive, Suite 400
Irvine, California 92612
Attn: Corporate Secretary
The annual report is also available at https://investor.alteryx.com under “SEC Filings” in the “Financials” section of our website.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): visit www.astfinancial.com and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call American Stock Transfer & Trust Company, LLC, our transfer agent, at (800) 937-5449 or visit www.astfinancial.com with questions about electronic delivery.
“Householding”—Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by calling Broadridge at (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write our Corporate Secretary at 3345 Michelson Drive, Suite 400, Irvine, California 92612, Attn: Corporate Secretary, telephone number (888) 836-4274.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Corporate Secretary at the address or telephone number listed above.
OTHER MATTERS
Our board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

Christopher M. Lal
Chief Legal Officer and Corporate Secretary

ALTERYX, INC.
3345 MICHELSON DRIVE, SUITE 400
IRVINE, CA 92612

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/19/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/19/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐	______________

1. Election of Directors

Nominees

01) Charles R. Cory 02) Jeffrey L. Horing 03) Dean A. Stoecker

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐
3. Approval, on a non-binding advisory basis, of the compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000451539_1 R1.0.1.18

ALTERYX, INC.
Annual Meeting of Stockholders
May 20, 2020 8:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dean A. Stoecker and Christopher M. Lal, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTERYX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Pacific Time on Wednesday, May 20, 2020 at 3333 Michelson Drive, Palm Conference Room, Irvine, California 92612, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000451539_2 R1.0.1.18